EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2011 FOURTH QUARTER AND FULL YEAR RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  January 18, 2012.  Amphenol Corporation (NYSE-APH) reported today fourth quarter 2011 diluted earnings per share of $.69 compared to $.74 per share for the comparable 2010 period.  Such per share amount for the 2011 period included one-time charges of $9 million ($5 million after tax), or a $.03 per share charge relating to the previously announced flood damage at the Company’s Sidney, New York facility described further below (“Flood Loss”), and a $2 million ($2 million after tax), or $.01 per share charge for acquisition related transaction costs associated with the November acquisition described below (“Acquisition Costs”).  Excluding these charges, diluted earnings per share was $.73 for the fourth quarter of 2011.   Sales for the fourth quarter 2011 were $949 million compared to $950 million for the 2010 period.  Currency translation had the effect of increasing sales by approximately $2 million in the fourth quarter 2011 compared to the 2010 period.

For the year ended December 31, 2011, diluted earnings per share was $3.05 compared to $2.82 for 2010.  2011 diluted earnings per share excluding the following one-time items was also $3.05 per share: (1) a $21 million ($13 million after tax), or $.08 per share charge relating to the Flood Loss, (2) a $2 million ($2 million after tax) or $.01 per share charge for Acquisition Costs, (3) a $.03 per share ($4 million) benefit relating to a reduction in international tax expense due to reserve adjustments and refunds from the favorable settlement of certain tax positions and (4) a gain of $18 million ($11 million after tax), or $.06 per share, related to the adjustment of a contingent purchase obligation for a 2010 acquisition.  2010 diluted earnings per share included a net benefit of approximately $.12 per share ($21 million), relating primarily to a reduction in international tax expense due to reserve adjustments and refunds from the favorable settlement of certain tax positions. Excluding the effects of these items, diluted earnings per share was $3.05 and $2.70 for the years ended December 31, 2011 and 2010, respectively.  Sales for the year ended December 31, 2011 were $3,940 million compared to $3,554 million for 2010.  Currency translation had the effect of increasing sales by approximately $60 million for the full year 2011 period when compared to 2010.

As previously announced, the Company incurred damage at its Sidney, New York manufacturing facility as a result of severe and sudden flooding in New York State during the period September 7 through September 9, 2011.  In the third quarter the Company recorded a charge of $13 million or $.05 per share for property-related damage, as well as cleanup and repair efforts, net of expected insurance recoveries.  This charge included the Company’s best estimate of the loss related to inventory and machinery and equipment.  In the fourth quarter, the Company recorded an additional charge of approximately $9 million or $.03 per share for one-time charges related to remaining cleanup and repair efforts.  The Sidney facility had limited manufacturing and sales activity in September and was ramping up to full production levels during October.  This limited activity reduced sales by approximately $11 million in the third quarter and approximately $7 million in the fourth quarter.

Amphenol President and Chief Executive Officer R. Adam Norwitt stated “We are pleased to report strong performance in a very challenging environment in the quarter with fourth quarter sales of $949 million, operating income margin (excluding one-time items) of 18.5% and earnings per share (excluding one-time items) of $.73.  Global markets have been impacted by a higher level of uncertainty related in part to the fiscal and budgetary issues in many developed economies.  As a result, as expected, many of our customers exercised increased levels of caution in the quarter, translating into lower demand in most markets.  Accordingly, sales were down approximately 8% sequentially from the record third quarter of 2011 reflecting this slowdown in demand, particularly in communications related markets.  Sales were approximately equal to prior year levels with strength in mobile devices, automotive, commercial aerospace and industrial markets, offsetting declines in the defense market and in the communication equipment markets including wireless infrastructure, IT and data com and broadband.  While our fourth quarter results have certainly been impacted by these lower demand levels, our performance continues to show the significant benefits of the Company’s diversity.  In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability and cash flow which have remained strong even in this difficult environment.  I am very proud of our organization as we continue to execute well in a very challenging environment.”

“Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  Consistent with this strategy, in late November, the Company completed the acquisition of FEP, a German manufacturer of high technology interconnect products for the automotive market with annual sales of approximately $120 million.  This acquisition adds to the Company’s increasingly diverse offering of interconnect products for the many expanding electronic applications in automobiles, strengthening our position in this important market.  The Company continues to deploy its financial strength in a variety of ways to increase shareholder value including, in this quarter, the purchase of 3 million shares of the Company’s stock pursuant to our stock repurchase plan.  In addition, as previously announced, the Company’s Board of Directors has approved an increase in the quarterly dividend to $.105 per share effective for dividends paid after March 2012.”

“While recent sales levels have been impacted by lower overall customer demand, order levels indicate a more positive demand profile with a 1.04 to 1 book-to-bill ratio in the quarter and orders up 4% from prior year levels.  In consideration of this and based on the assumption of constant currency exchange rates including a relatively weaker euro, we expect Q1 2012 revenues in the range of $960  million to $975 million and EPS in the range of $.73 to $.76.  For the year 2012, we expect to achieve revenues and EPS in the range of $4,050 million to $4,150 million and $3.23  to $3.34, respectively, an increase of 3% to 5% and 6% to 10% over 2011 revenues and EPS (excluding 2011 one-time items), respectively.  We believe we can perform well in the dynamic electronics market due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“While 2011 has ended amidst an environment of increased economic uncertainty, we continue to be extremely excited about the future.  The electronics revolution continues unabated in all of our end markets, with new applications and higher performance requirements driving accelerated demand for our leading interconnect technologies.  This creates a significant, long-term growth opportunity for Amphenol.  Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (EST) January 18, 2012.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:59 P.M. (EST) on Friday, January 20, 2012.  The replay numbers are toll free 800-294-3091; International toll number is 402-220-9769; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2010, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$948,709	$949,886	$3,939,786	$3,554,101

Cost of sales	653,872	639,866	2,696,126	2,395,873

Gross profit	294,837	310,020	1,243,660	1,158,228

Casualty loss related to flood	8,648	—	21,479	—

Change in contingent acquisition related obligations	—	—	(17,813)	—

Acquisition-related expenses	2,000	—	2,000	—

Selling, general and administrative expense	119,529	119,466	486,316	457,871

Operating income	164,660	190,554	751,678	700,357

Interest expense	(11,144)	(10,192)	(43,029)	(40,199)
Early extinguishment of revolving credit facility	—	—	—	(542)
Other income (expenses), net	2,014	1,598	8,103	4,072

Income before income taxes	155,530	181,960	716,752	663,688

Provision for income taxes	(40,525)	(49,493)	(187,910)	(161,275)

Net income	115,005	132,467	528,842	502,413
Less: Net income attributable to noncontrolling interests	(1,146)	(1,354)	(4,651)	(6,008)

Net income attributable to Amphenol Corporation	$113,859	$131,113	$524,191	$496,405

Net income per common share - Basic	$0.69	$0.75	$3.09	$2.86

Weighted average common shares outstanding - Basic	164,382,897	174,914,726	169,640,115	173,785,650

Net income per common share - Diluted (1) (2)	$0.69	$0.74	$3.05	$2.82

Net income per common share excluding one-time items - Diluted (1) (2)	$0.73	$0.74	$3.05	$2.70

Weighted average common shares outstanding - Diluted	166,179,596	177,597,642	171,825,588	176,325,993

Dividends declared per common share	$0.015	$0.015	$0.060	$0.060

Note 1    Earnings per share in the fourth quarter of 2011 and the full year 2011 includes an $8.6 million charge ($5.4 million after tax), or $(.03) per share and $21.5 million charge ($13.5 million after tax), or ($.08) per share, casualty loss related to flood, respectively, and $2.0 million ($1.9 million after tax), or ($.01 per share), of acquisition-related expenses.  Earnings per share in 2011 also includes a $4.5 million, or $.03 per share, net tax benefit relating to a reduction in international tax expense due primarily to the favorable settlement of certain tax positions and the completion of prior year audits and a $17.8 million ($11.2 million after tax) gain, or $.06 per share, related to the adjustment of a contingent purchase price obligation for a 2010 acquisition.  Excluding these effects, diluted earnings per share was $.73 and $3.05 for the three months and twelve months ended December 31, 2011, respectively.

Note 2    Earnings per share in 2010 includes a $20.8 million, or $.12 per share, net tax benefit relating to a reduction in international tax expense due primarily to the favorable settlement of certain tax positions and the completion of prior year audits in the twelve months ended December 31, 2010.  Excluding this effect, diluted earnings per share was $2.70 for the twelve months ended December 31, 2010.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	December 31,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$515,086	$525,888
Short-term investments	133,848	98,341
Total cash, cash equivalents and short-term investments	648,934	624,229
Accounts receivable, less allowance for doubtful accounts of $11,113 and $14,946, respectively	767,181	718,545
Inventories, net	649,862	549,169
Other current assets	115,260	100,187

Total current assets	2,181,237	1,992,130

Land and depreciable assets, less accumulated depreciation of $655,869 and $611,008, respectively	380,501	366,996
Goodwill	1,746,113	1,533,299
Other long-term assets	137,374	123,432

	$4,445,225	$4,015,857

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$377,867	$384,963
Accrued salaries, wages and employee benefits	83,810	75,183
Accrued income taxes	87,315	65,311
Accrued acquisition-related obligations	—	39,615
Other accrued expenses	93,125	89,566
Short-term debt	298	352

Total current liabilities	642,415	654,990

Long-term debt	1,376,831	799,640
Accrued pension and post employment benefit obligations	207,049	176,636
Other long-term liabilities	34,144	41,876

Equity:
Common stock	163	176
Additional paid-in capital	189,166	144,855
Accumulated earnings	2,102,497	2,260,581
Accumulated other comprehensive loss	(120,057)	(84,757)

Total shareholders’ equity attributable to Amphenol Corporation	2,171,769	2,320,855

Noncontrolling interests	13,017	21,860

Total equity	2,184,786	2,342,715

	$4,445,225	$4,015,857

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Twelve months ended
	December 31,
	2011	2010

Cash flow from operating activities:
Net income	$528,842	$502,413
Adjustments for cash flow from operating activities:
Depreciation and amortization	119,439	102,846
Net change in receivables sold under Receivables Securitization Facility	—	(82,000	)(1)
Stock-based compensation expense	28,679	25,385
Non-cash casualty loss related to flood	10,388	—
Change in contingent acquisition related obligations	(17,813)	—
Excess tax benefits from stock-based compensation payment arrangements	(5,995)	(14,692)
Net change in components of working capital	(110,253)	(120,072)
Net change in other long-term assets and liabilities	11,920	11,013

Cash flow provided by operating activities	565,207	424,893

Cash flow from investing activities:
Additions to property, plant and equipment	(100,222)	(109,458)
Proceeds from disposals of fixed assets	8,118	1,851
Purchases of short-term investments	(181,880)	(198,228)
Sales and maturities of short-term investments	146,373	138,012
Acquisitions, net of cash acquired	(303,273)	(180,402)

Cash flow used in investing activities	(430,884)	(348,225)

Cash flow from financing activities:
Borrowings under credit facilities	873,200	793,406	(1)
Repayments under credit facilities	(301,900)	(748,017)
Payment of fees and expenses related to debt financing	(2,125)	(6,975)
Proceeds from exercise of stock options	26,086	46,616
Excess tax benefits from stock-based compensation payment arrangements	5,995	14,692
Payment of contingent acquisition related obligations	(40,000)	—
Payments to shareholders of noncontrolling interests	(29,931)	(24,588)
Purchase and retirement of treasury stock	(672,191)	—
Dividend payments	(10,282)	(10,413)

Cash flow (used in) provided by financing activities	(151,148)	64,721

Effect of exchange rate changes on cash and cash equivalents	6,023	(114)

Net change in cash and cash equivalents	(10,802)	141,275
Cash and cash equivalents balance, beginning of period	525,888	384,613

Cash and cash equivalents balance, end of period	$515,086	$525,888

Note 1    The Company has a $100 million receivables securitization program.  In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables.  Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. As a result of the adoption transfers of receivables occurring on or after January 1, 2010 are reflected as debt issued in the Company’s Condensed Consolidated Statements of Cash Flow (resulting in a reduction of cash flows provided by operating activities of $82,000 for the twelve months ended December 31, 2010).

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010

Trade Sales:
Interconnect Products	$887,624	$891,036	$3,666,042	$3,293,117
Cable Products	61,085	58,850	273,744	260,984
Consolidated	$948,709	$949,886	$3,939,786	$3,554,101

Operating income:
Interconnect Products	$184,220	$199,357	$787,323	$725,946
Cable Products	7,980	7,232	34,813	35,472
Stock-based compensation expense	(7,667)	(6,805)	(28,678)	(25,385)
Other operating expenses	(9,225)	(9,230)	(36,114)	(35,676)
Operating income excluding one-time items	175,308	190,554	757,344	700,357

Change in contingent acquisition related obligations	—	—	17,813	—
Casualty loss related to flood	(8,648)	—	(21,479)	—
Acquisition-related expenses	(2,000)	—	(2,000)	—
Consolidated	$164,660	$190,554	$751,678	$700,357

ROS%:
Interconnect Products	20.8%	22.4%	21.5%	22.0%
Cable Products	13.1%	12.3%	12.7%	13.6%
Stock-based compensation	-0.8%	-0.7%	-0.7%	-0.7%
Corporate - all other	-1.0%	-1.0%	-0.9%	-1.0%

ROS% excluding one-time items	18.5%	20.1%	19.2%	19.7%

Change in contingent acquisition related obligations	0.0%	0.0%	0.5%	0.0%
Casualty loss related to flood	-0.9%	0.0%	-0.5%	0.0%
Acquisition-related expenses	-0.2%	0.0%	-0.1%	0.0%

Consolidated	17.4%	20.1%	19.1%	19.7%